Exhibit 15.2
To the Shareholders and Board of Directors
Sysco Corporation
We are aware of the incorporation by reference in the Registration Statements on Form S-3 (333-124166 and 333-126199), Form S-4 (333-50842) and Form S-8 (33-45820, 333-01259, 333-01255, 333-27405, 333-66987, 333-49840, 333-58276, 333-122947 and 333-129671) of Sysco Corporation of our reports dated May 3, 2007 and May 10, 2007 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q/A for the quarters ended December 30, 2006 and September 30, 2006 and Form 10-Q for the quarter ended March 31, 2007.

/s/ Ernst & Young LLP

Houston, Texas
May 10, 2007